SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              -------------

                               FORM SB-2

                              -------------


                           REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1993

                              -------------

                         SILVER STAR FOODS, INC.
                (Name of Small Business Issuer in its Charter)


     NEW YORK                      5140                             11-3265942

 (State or Other Jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)     Identification #)


                             7520 Avenue V
                        Brooklyn, New York  11234
                        Telephone:  (718) 763-3000
                        Facsimile:   (718) 763-6004
                (Address and Telephone Number of Principal
              Executive Offices and Principal Place of Business)

                            MICHAEL TROTTA
                 CHIEF EXECUTIVE OFFICER AND PRESIDENT
          (Name, Address and Telephone Number of Agent for Service)
                            7520 Avenue V
                        Brooklyn, New York  11234
                        Telephone: (718) 763-3000
                        Facsimile:  (718) 763-6004



                            --------------

                               Copies to:

Richard I. Anslow, Esq.                    Leon B. Lipkin, Esq.
Richard I. Anslow & Associaes              Gerardo  Lapetina,
Freehold Office Plaza                      Two Grand Central Tower
4255 Route 9, Suite D                      140 East 45th Street
Freehold, New Jersey 07728                 New York, New York
10017
Telephone: (732) 409-1212                  Telephone: (212) 986-6850
Facsimile: (732) 577-1188                  Facsimile: (212) 986-6852



              APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

                            ------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities of Act, check the following box and list the Securities Act registration statement number earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    /   /

     If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  /   /

                    CALCULATION OF REGISTRATION FEE

==================================================================

                                       PROPOSED          PROPOSED
                                       MAXIMUM OFFERING  MAXIMUM
TITLE OF EACH CLASS   AMOUNT TO BE     PRICE PER         AGGREGATE
OF SECURITIES TO BE   REGISTERED       SECURITY (1)      OFFERING
REGISTERED                                               PRICE
------------------------------------------------------------------------


Common Stock, par
value $0.0001 per      1,150,000       $5.25            $6,037,500
share (2)
------------------------------------------------------------------------
Redeemable Common
Stock Purchase A       2,300,000       $ .25            $  575,000
Warrants (3)
------------------------------------------------------------------------
Common Stock, par
value $0.0001 per share
(4) (5)                2,300,000       $6.00            $13,800,000
------------------------------------------------------------------------

Total
==================================================================

(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

(2) Includes 150,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(3) Includes 300,000 Redeemable Common Stock Purchase A Warrants ("Warrants") issuable upon exercise of the Underwriters' over-allotment option.

(4) Represents shares of Common Stock issuable upon exercise of the Warrants.

(5) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1993 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.



                     SILVER STAR FOODS, INC.
                     CROSS REFERENCE SHEET
       Showing Location in Prospectus of Part I Items of Form SB-2

     Item Number and Heading               Location in Prospectus
     in Form SB-2 Registration Statement
------------------------------------------------------------------------
1.     Front of Registration Statement and
       Outside Front Cover Page of Prospectus..... ....Outside Front Cover Page

2.     Inside Front and Outside Back Cover
       Pages of Prospectus.............................Inside Front Cover Page; Outside B

3.     Summary Information and Risk Factors............Prospectus
                                                       Summary; Risk Factors

4.     Use of Proceeds.................................Prospectus
       Summary; Use of                                 Proceeds.

5.     Determination of Offering Price.................Outside Front
                                                       Cover Page;
                                                       Risk Factors

6.     Dilution....................................... Risk Factors;
                                                       Dilution

7.     Selling Security Holders........................Not Applicable

8.     Plan of Distribution............................Outside Front
                                                       Cover Page;
                                                       Underwriter

9.     Legal Proceedings...............................Not Applicable.

10.    Directors, Executive Officers, Promoters
       and Control Persons.............................Management;
                                                       Principal
                                                       Shareholders

11.    Security Ownership of Certain Beneficial
       Owners and Management...........................Management;
                                                       Principal
                                                       Shareholders

12.    Description of Securities.......................Risk Factors;
                                                       Capitalization;
                                                       Manage the
                                                       Securities;
                                                       Shares Eligible

13.    Interest of Named Experts and Counsel...........Legal Matters

14.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.....................................Management

15.    Organization within Last Five Years............ Management;
                                                       Principal
                                                       Shareholders
                                                       Transaction.

16     Description of Business.........................Prospectus
                                                       Summary;Business

17.    Management's discussion and Analysis or
       Plan of Operation...............................Management's Plan
                                                      of Operation

18.    Description of Property.........................Proposed Business

19.    Certain relationships and Related Transaction   Certain
                                                       Transactions

20.    Market for Common Equity and Related
       Stockholder Matters ............................Outside Front
                                                       Cover Page;
                                                       Risk Factors;
                                                       Description of
                                                       the Securities

21.    Executive Compensations.........................Management;
                                                       Executive
                                                       Compensation

22     Financial Statements............................Financial
                                                       Statements

23.    Change in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure......................................Not Applicable



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR TO THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                       SILVER STAR FOODS, INC.

                 1,000,000 Shares of Common Stock,
                    2,000,000 Class A Warrants
     OFFERING PRICE: $5.25 PER SHARE and $.25 PER A WARRANT



     Silver Star Foods, Inc. (the "Company"), a New York corporation, is offering hereby 1,000,000 shares of Common Stock, par value $.0001, and 2,000,000 Class A Warrants, through Royal Hutton Securities Corp. (the "Underwriter"). The shares of Common Stock and A Warrants may be purchased separately and will be transferable separately upon issuance.


     Each of the A Warrants entitles the holder thereof to purchase one share of Common Stock (the "Shares") at a price of $6.00 per share, subject to adjustment in certain circumstances, at any time commencing after issuance until the fifth anniversary of the effective date of the registration statement of which this Prospectus is a part (the "Effective Date").

     The A Warrants are subject to redemption by the Company, commencing on the first anniversary of the Effective Date at a price of $0.01 per Warrant, upon notice of not less than thirty (30) days mailed within ten (10) days after the average of the last bid prices of the Common Stock, as listed on a national securities exchange, for a period of ten (10) consecutive trading days that has equalled or exceeded $7.00. See "Description of Securities."

      Prior to this offering (the "Offering"), there has been no public market for the Common Stock or A Warrants and there is no assurance that such a public market will develop or be sustained after the Completion of the Offering. The initial public offering prices of the Common Stock and A Warrants and the exercise price and terms of the A Warrants have been determined by negotiation between the Company and the Underwriter and bear no relation to the Company's earnings, assets, book value, net worth, or any other recognized criteria of value. See "Underwriting." The Company is in the process of applying for listing of the Common Stock and A Warrants for quotation on the NASDAQ SmallCap Market ("NASDAQ") under the symbols "SILV" and "SILVW," respectively.

     See "Risk Factors" beginning on page 10 for a discussion of certain factors to be considered by prospective investors.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           Price to Public      Underwriting      Proceeds to
                                                Discounts and     Company (2)
                                                Commissions (1)

Per Share                  $5.25                $0.525            $4.725
Per A Warrant              $0.25                $0.025            $0.225

Total (3)                  $5,750,000           $575,000          $5,175,000

                                        (Footnotes appear on page 2)



(1) See "Underwriting" for additional compensation to the Underwriter consisting of: (i) three (3%) percent of the gross proceeds of the Offering ($172,500, or $192,019 if the Over-Allotment Option (as defined below) is exercised in full) as a non-accountable expense allowance; (ii) a $36,000 annual financial consulting fee.

(2) The Company has granted to the Underwriter a forty-five (45) day option to purchase up to an additional 150,000 Shares and 300,000 A Warrants at the price to the public less Underwriting Discount of ten (10%) percent, solely to cover Over-Allotments, if any (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full the total price to the public, underwriting discount and net proceeds to the Company before Offering costs will be $6,612,500, $661,250, $5,951,250 respectively (see "Underwriting").


     The Common Stock and A Warrants are offered on a "firm commitment" basis by the Underwriter, subject to prior sale, when, as, and if delivered and accepted by it and subject to approval of certain legal matters by the Underwriter's legal counsel and certain other conditions. The Underwriter reserves the right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Common Stock and A Warrants will be made at the offices of the Underwriter, 2255 Glades
Road, Boca Raton, Florida 33431, on or about November   , 1997. The
Company will bear all costs relating to the registration of the Shares, which are estimated to be approximately $100,000.

                         ----------------
                     ROYAL HUTTON SECURITIES CORP.
                         ----------------

     The date of this Prospectus is              , 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN
TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE SHARES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE
PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE AFFECTED ON THE OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD OR OTHERWISE. SUCH
STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements after the end of each fiscal year, and make available such other periodic reports as the Company may deem to be appropriate or as may be required by law. The Company's fiscal year ends on March 31 of each year.

                          PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is therefore urged to read this prospectus in its entirety. Unless the context otherwise requires, the term "the Company" refers to Silver Star Foods, Inc., a New York corporation. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors in "Risk Factors."


                            The Company

     After operating for over fifty years, the Silver Star Ravioli and Macaroni Company, Inc. ("Silver Star") was dissolved in 1992. Approximately three years later, on March 28, 1995, Mr. Michael Trotta, who had been an employee at Silver Star, formed Silver Star Ravioli Co., Inc. in New York and bought the "Silver Star" trade name for a purchase price of $205,000 to distribute a select number of food products under that label. After two years in operation, on July 28, 1997, Silver Star Ravioli Co., Inc. changed its name to Silver Star Foods, Inc. (the "Company"). The Company is currently a distributor of a wide range of pre-packaged pasta products. Assuming the successful completion of this offering, the Company intends to undertake efforts to increase sales by establishing manufacturing facilities. No guarantee can be made regarding the success of this offering or whether the Company's sales will increase as a result thereof. The Company has a limited operating history.

     The Company is a successor to a long tradition of family-run pasta operations. In 1930, Vincent Aversa opened a pasta shop in Brooklyn, New York called the Silver Star Ravioli & Macaroni Co., Inc. ("Silver Star"). During the next twenty years, Silver Star developed an excellent reputation for its hand-made pasta around New York. In the early 1950's, Silver Star expanded by opening a 25,000 square foot factory with one of the first mechanized ravioli machines. With increased production capabilities, Silver Star was able to supply large supermarket chains, like Waldbaums, with its food products. By the 1960's, Silver Star operated seven days a week to meet consumer demand. During this time, Silver Star distributed its food products to a number of grocery chains, including A&P, Key Food, Pathmark and numerous independent stores in the five boroughs of New York and Long Island. In addition to retail outlet stores, Silver Star opened institutional accounts that included airlines and cruise ships.

     Silver Star continued to grow despite the death of Mr. Aversa in 1969. Mr. Aversa's brother, Tony, became President of Silver Star; his son-in-law, Vincente Trotta, was named Vice-president. By the early 1970's, Silver Star had annual sales of about $2.5 million. In 1979, due to illness, Vincent Trotta left Silver Star and was replaced by his son, Vincent Trotta, Jr.. Silver Star continued to perform well, placing second in the New York and Long Island markets.

     Silver Star's sales increased despite the increase in the number of competitors. By 1982, sales had climbed to $3.5 million. The company also expanded its geographic area and, with a select network of brokers, tackled the tri-state area, in addition to upstate New York, Philadelphia, Baltimore, Florida, Arizona and California. As a result, sales increased to $9.2 million within four years. Over the next five years, Silver Star experienced production problems and business declined. Soon thereafter, in 1992, Silver Star dissolved its corporate entity and ceased to operate.

     In 1995, Michael Trotta formed the Company and acquired the right to use the "Silver Star" trademark. Today, the Company is a distributor of a variety of pre-packaged Italian stuffed pasta food products, Including: ravioli, tortellini, cavatelli, gnocchi and manicotti. The Company's current market share is around 7.5 percent. Following the successful completion of this Offering, the Company plans to establish a manufacturing plant which is expected to increase the Company's market share and profits. No guarantee can be made, however, that the establishment of manufacturing facilities will spur an increase in the Company's market share and profits.

     Currently, the Company has manufacturing agreements with Mount Rose Ravioli and Macaroni, Inc. and Savignano Foods Corporation, which produces Andrea's brand food products. Together, these companies are responsible for producing the food products the Company sells under its label. The Company believes that this arrangement hinders its ability to offer attractive deals to supermarket chains and other food retailers.

     The Company maintains a customer list which is utilized by appointed sales agents as well as the company. The Company's customers fall into three distinct categories:

          1. Food service or institutional customers who are major distributors and sell to entities such as hotels, restaurants, schools, jails, nursing homes and hospitals;

          2. Small distributors who distribute to deli's, small supermarkets and restaurants. Although this constitutes a relatively small portion of the Company's business, the Company has distributors in New York City, Maryland, Arizona and California who fill their retailer's requests weekly; and

          3. Retail supermarket business, whose demands are filled either by direct store delivery, an arrangement whereby the Company's delivers products directly to individual stores; or central warehouse distribution, which involves the Company providing its products to a warehouse which then fills the needs of different supermarket chains.

     Today, retail pasta products sales in the United States total $500 million. The Company expects that the "Silver Star" label, which it believes is well-known to consumers, will attract a considerable percentage of the market share. The key elements of the Company's business strategy are to:

          * lease, with the option to buy, factory space in which to begin manufacturing its food products;

          * lease and purchase manufacturing equipment;

          * recruit qualified managerial staff and agents across the country to sell its food product; and

          * undertake advertisements and distribution efforts, including buying permanent "shelf space" in a number of regional and national supermarkets for its various food products.

     Consequently, the Company believes it will be able to target new stores with high volume capacity and achieve between $10 and $20 million in sales annually. No assurance can be made that a market will develop for the Company's products; that the Company will realize a profit from its endeavors; or that the Company will be able to implement the aforementioned business strategy.






                             The Offering

Securities Offered

                  1,000,000 shares of Common Stock, and 2,000,000 A Warrants. The Common Stock and the Warrants may be purchased separately upon issuance. See "Description of Securities" and"Underwriting."

Exercise Price of Warrants

                Each A Warrant is exercisable at an exercise price of $6.00 per share. The exercise price of the Warrants is subject to adjustment in certain circumstances. See "Description of Securities -- Warrants."

Exercise Period

                The A Warrants are exercisable at any time after the Effective Date of the Registration Statement until the fifth aniversary date of the Offering.

Redemption
                The A Warrants are redeemable by the Company commencing one year after the Effective Date of the Registration Statement at at price of $0.01 per Warrant, upon notice of not less than thirty (30) days mailed within ten (10) days after the average of the last bid prices of the Common Stock, as listed on a national securities exchange, for a period of ten (10) consective trading days that has equaled or exceeded $7.00.

Offering Price

                $5.25 per share of Common Stock and $.25 per A
                Warrant.

Use of Proceeds

                Opening of manufacturing facilities; purchase of machinery and equipment; general administrative expenses; and for general corporate purposes.

Risk Factors

                An investment in the Shares offered hereby involves a high degree of risk and therefore the Shares should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective purchasers of the Shares should carefully review and consider the factors set forth under "Risk Factors" as well as other information contained herein, before purchasing any of the Shares. See "Risk Factors."

Summary Financial Information

     The following table sets forth summary historical financial information of the Company for the years ended March 31, 1996 and March 31, 1997 and the five months ended August 31, 1996 and August 31, 1997.

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of the Company and "Management's Discussion and Analysis of Financial Condition and
Results of Operations" included elsewhere in this Prospectus.



                                      For the Five
                                      Months Ended                 For the Years Ended
                                       August 31,                       March 31,
                                -------------------------      -------------------------
                                    1997          1996           1997            1996
                                -------------------------      -------------------------
                                (Unaudited)   (Unaudited)

Statement of Operating Data

Revenues                         $613,928     $643,112        $1,450,438      $1,382,518
Net Income (Loss)                ($90,773)    ($80,340)       $   19,557     ($   69,975)

Per Share Data:
     Net Earnings (Loss)
     Per Share                   ($   .03)    ($   .03)       $      .01     ($      .02)

     Weighted Average Number
     of Shares Outstanding      3,607,843    3,200,000         3,200,000       3,200,000


                                        August, 31                      March 31,
                               -------------------------      --------------------------
Balance Sheet Data                 1997         1996              1997            1996
                                -------------------------      -------------------------
                               (Unaudited)   (Unaudited)


Total Assets                     $431,181     $289,081          $258,134        $287,504
Working Capital (Deficiency)     ($ 6,982)   ($368,458)        ($295,311)      ($289,757)
Stockholders' Equity
(Deficiency)                     $259,129    ($149,995)         ($50,098)       ($69,655)




                             RISK FACTORS

     An investment in the Securities being offered hereby involves a high degree of risk. Prior to making any investment decision, prospective investors should carefully consider the following risk factors together with the other information presented in this Prospectus including the financial statements (and notes thereto).

Limited Operating History

The Company was incorporated in New York under the name Silver Star Ravioli, Inc. in March 1995. In July 1997, the Company effectuated a name change to Silver Star Foods, Inc. Accordingly, the Company has a limited operating history upon which an evaluation of its business and its prospects can be based. For at least the current fiscal year, the Company may incur losses from operations as a result of, among other things, its expansion strategy. There can be no assurance that the Company's operations will achieve profitability at any time in the future or, if achieved, sustain such profitability.

Success of Expansion Strategy

     The Company's expansion strategy and the opening and success of its proposed manufacturing facilities will depend on various factors, including the availability of a manufacturing plant, equipment, real estate, the negotiation of acceptable lease terms, licensing and regulatory compliance, the ability to meet production and construction schedules, the general ability to manage successfully its anticipated growth (including monitoring its production facilities, controlling costs, and maintaining effective quality control), the availability of adequate capital and general economic and business conditions. Not all of the foregoing factors are in control of the Company. Having recently embarked on its expansion strategy, there can be no assurance that the Company will successfully implement its strategy or that its strategy will result in profitability. Consistent with its business strategy, the Company anticipates entering into new geographic regions in which it has no previous operating experience. No assurance can be given that the Company will be successful in new geographic regions.

Additional Financing

     The Company anticipates that the proceeds from the Offering, together with projected cash flow from operations, will be sufficient to fund its operations, including its proposed expansion, for at least the next 12 months. Thereafter, the Company may need to raise additional funds to continue to implement its expansion strategy. Although the Company has previously been successful in obtaining sufficient cash and capital funds in the past, there can be no assurance that additional financing will be available or if available will be on favorable terms.

     The implementation of the Company's expansion strategy will increase operating costs which, in turn, could adversely affect its business, financial condition or results of operations. In addition, factors such as inflation, increased food costs, construction cost overruns, increased labor and employee benefit costs and the retention of qualified management and hourly employees may increase its operating costs.

     The Company currently has its products manufactured by several different manufacturers. The costs of such items, like other commodities, is subject to fluctuations due to changes in economic conditions, demand and other factors, many of which are beyond the Company's control. The Company has historically been able to pass significant price increases through to its customers. However, no assurance can be given that it will be able to do so in the future. The Company believes that alternative sources for its ingredients are readily available and does not believe that the loss of any of its current suppliers would have a material adverse effect on it business, financial condition or results of operations. See "Business."

Dependence on Key Personnel

The Company is dependent to a great extent upon the experience, abilities and continued services of Michael Trotta, the Company's President and Chief Executive Officer and Louis Trotta, the Company's Vice President. The loss of services of Mr. Michael Trotta or Mr. Louis Trotta could have a material adverse effect on the Company's business, financial condition or results of operation. The Company intends to purchase key man life insurance on the life of each of the aforementioned persons. See "Management."

Potential Liability; Availability of Insurance

The Company, from time to time, is subject to lawsuits as a result of its business and currently maintains insurance relating to personal injury in amounts that it considers adequate and customary for the food industry. No assurance can be given that the Company will be able to obtain insurance policies in the future. In addition, any successful claim against the Company, in an amount exceeding its insurance coverage, could have a material adverse effect on its business, financial condition or results of operation.

Government Regulation; Maintenance of Licenses and Certification

     The Company is subject to numerous state regulations relating to the preparation and sale of food. It is also subject to federal and state laws governing the Company's relationship with its employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. The failure to obtain or retain required food licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage) or other costs associated with employees, could adversely affect the business, results of operations or financial condition of the Company. Proposals are under consideration at the federal level to introduce a system of mandated health insurance. This and other initiatives could adversely affect the Company's operations as well as the food industry in general.

Quarterly Fluctuations; Seasonality; Possible Volatility of Stock
Price

The Company's business is somewhat seasonal. Although there exists a steady market for the Company's products from September through June, with sales rising during the Christmas holidays, sales usually decline in July and August. Sales also usually climb during Columbus Day weekend, Easter and the month of March, which is "Frozen Food Month."

Continuing Changes in the Food Industry

The results of operations in the food industry can be affected by, among other things, changes in consumer tastes, national, regional and local economic conditions, demographic trends and the type and number of competition. The Company does not expect, however, that there will be any sharp changes regarding the consumer demand for its food products, although it can make no such assurance. Quarterly variations could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets in the United States have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. Such fluctuations may adversely affect the price of the Company's Common Stock.

Competition

The food industry is highly competitive. The Company competes with, and will compete with, many organizations in the New York, tri-state and New England markets. Many of these competitors are larger and have greater financial and other resources, including production and distribution facilities, than the Company.

Determination of Offering Price; Absence of Public Market;
Relationship with Representative

     Prior to this Offering, there has been no public trading market for the Common Stock and there can be no assurance that an active trading market will develop after this Offering or that, if developed, will be sustained. The initial public offering price of the Common Stock was determined through negotiations between the Company and the Representative and may not necessarily bear any relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. There can be no assurance that the initial public offering price will be sustained after the Offering.

Additional Compensation to CEO and Other Key Employee

There are no immediate plans to offer the Company's officers or directors any additional compensation at this time. The Company may, at a future date, provide stock options to its employees.

Significant Outstanding Options And Warrants

As of              ,1997, there were no outstanding stock options or
warrants to purchase shares of Common Stock.

Absence of Dividends

     The Company has never declared or paid any cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

Current Prospectus and State Registration Required to Exercise
Warrants and Options

     At such time as the Shares and Warrants become registered under the Securities Act, holders of the Warrants will be able to exercise the Warrants only if (i) a current Prospectus under the Securities Act relating to the Shares is then in effect and (ii) the Shares are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the various holders of Warrants reside. Although the Company has agreed to use its best efforts to maintain a current registration covering the Shares, there can be no assurance that the Company will be able to do so. The value of the Shares may be greatly reduced if a registration statement covering the Shares is not kept current or if the Shares are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Persons holding warrants who reside in jurisdictions in which the Shares are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants or allow them to expire unexercised.

Penny Stock Rule

Trading in the Company's securities is conducted on the NASDAQ's Small Cap Companies. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for non-Nasdaq and non-exchange listed securities. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

The Securities and Exchange Commission (the "Commission") has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has
(i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years, or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless an exemption is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The market liquidity for the common stock could be severely and adversely affected due to the limitations on the ability of broker-dealers to sell the common stock in the public market.

Shares Eligible for Future Sale

     The Company has outstanding 4,800,000 shares of common stock. Of these shares, none are presently freely tradable without restriction or registration under the Act, except that any shares purchased by an "affiliate" of the Company (as defined in the rules and regulations promulgated under the Act) will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining 4,800,000 shares of outstanding common stock were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Such shares may be sold only pursuant to an effective registration statement filed by the Company or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of common stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of common stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding common stock or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares without compliance with the foregoing requirements under Rule 144.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices. See "Description of Securities - Shares Eligible for Future Sale."

Forward Looking Statements

     This prospectus and the information incorporated herein by reference contains various "forward-looking statements" within the meaning of Federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plans" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                         USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock and A Warrants and after deduction of underwriting discounts, commissions and other Offering expenses will be approximately $5,175,000, assuming a public offering of $5.25 per Share and $.25 per A Warrant. The Company intends to use the net proceeds as follows: (i) approximately 18 percent to fund the purchase or renting of a factory building; (ii) approximately 57 percent on the buying and/or leasing of equipment; (iii) approximately 10 percent on general and administrative expenses; and (iv) approximately 15 percent for working capital.

     The foregoing uses of proceeds are estimates only and there may be significant variations in the uses of the proceeds due to, among other things, changes in the Company's business or financial condition or economic circumstances. Accordingly, the Company reserves the right to reallocate among the foregoing uses of proceeds upon any such change.

     The Company anticipates that the proceeds of this Offering, together with projected cash flow from operations, will be sufficient to fund its operations, including its proposed expansion, for at least the next 12 months. Thereafter, the Company may need to raise additional funds to continue to implement its expansion strategy. There can be no assurance that additional financing will be available or if available will be on favorable terms.

     Pending application of the proceeds of this Offering, the Company intends to invest the net proceeds in certificates of deposit, money market accounts, United States government obligations or other short-term interest bearing obligations of investment grade.


                            DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and other considerations as the Board of Directors may consider relevant, including any contractual prohibitions with respect to the payment of dividends.

                              DILUTION

      As of August 31, 1997, the pro forma net tangible book value of the Company's Common Stock was ($1,727) or ($0.01) per share of the Common Stock. The net tangible book value of the Company's Common Stock is the tangible assets less total liabilities. The Company has net intangible assets amounting to $260,856 at August 31, 1997. Dilution per share represents the difference between the amount paid per share by purchasers in this Offering and the proforma net tangible book value per share after the Offering.

     After giving effect to the sale by the Company of 1,000,000 shares of Common Stock and 2,000,000 A Warrants offered hereby and the applications of the net proceeds thereof, the proforma net tangible book value of the Company's Common Stock as of August 31, 1997 would have been approximately $4,900,773 or $.84 per share. This represents an increase in the net tangible book value per share of $.85 to the Company's existing shareholders and an immediate dilution of $4.41 per share to new stockholders purchasing Common Stock and Warrants in this Offering.


     The following table illustrates this dilution on a per share basis:

Assumed public offering price per share..........................            $5.25

  Pro forma net tangible book value per share before Offering....($.01)

  Increase per share attributable to payments by new stockholders.$.85


Pro forma net tangible book value per share after Offering.......            $0.84

Dilution per share...............................................            $4.41




                             CAPITALIZATION

     The following table sets forth the capitalization of the Company as of August 31, 1997 and as adjusted to give effect to the sale by the Company of 1,000,000 Common Shares and 2,000,000 A Warrants. The table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.


                            August 31, 1997          August 31, 1997
                                 Actual                As Adjusted
                            ----------------        ----------------
                              (Unaudited)

[S]                          [C]                         [C]
Total current liabilities:     $172,052                   $  172,052
                             ----------                   ----------
Long-term debt:                   -0-                     -0-
                             ----------                   ----------



Stockholder's equity:
  Common Stock $.0001
  par value, 15,000,000
  shares authorized;
  4,800,000 shares issued
  and outstanding; 5,800,000
  shares (2) outstanding
  as adjusted                  $    480                   $      580


Additional paid-in capital      399,840                    5,302,240(1)(3)
Deficit                        (141,191)                    (141,191)
                             ----------                  -----------
Total Stockholders Equity       259,129                    5,161,629
                             ----------                  -----------
Total Capitalization           $431,181                   $5,333,681
                             ==========                  ===========


(1) Assumes sale of 1,000,000 shares of Common Stock at $5.25 per share and 2,000,000 A Warrants at $.25 per A Warrant for gross proceeds of $5,750,000, less the Underwriters Discount of $575,000 and other expenses estimated to aggregate $272,500.

(2) Does not assume any sales of stock which may occur from exercise of the Underwriters Over-Allotment Option.

(3)  Does not assume exercise of the Underwriter's Over-Allotment
Option, the Underwriter's Warrant or any of the "A" Warrants.



                   SUMMARY FINANCIAL DATA

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Silver Star Foods, Inc. (the "Company") was incorporated under the laws of the State of New York on March 28, 1995, under the name Silver Star Ravioli Co., Inc. The Company is a manufacturer and wholesaler of stuffed and other frozen pasta products, which it markets under the "Silver Star" trade name.

The Silver Star name has been associated with quality pasta products for over sixty years and, as such, management believes constitutes a valuable property. The Company currently markets it's products in the New York metropolitan area and presently controls approximately 7.5% of the market share. The Company acquires it's products from two local manufacturers.

The Company does not presently have its own manufacturing facilities, but plans to construct one from the anticipated proceeds of the Company's initial public offering of its securities. Management believes that manufacturing its own product would enable the Company to increase its profit margins and participate more fully in "price competitive" marketing which is common in the retail marketplace. Concurrent with the construction of a plant facility, the Company anticipates that both its direct expenses and general and administrative expenses will increase as the Company adds a full-time work force. There can be no assurances that the Company will be more profitable as a result of these expenditures.

Liquidity and Capital Resources

At August 31, 1997, the Company had cash and cash equivalents of $115,000, an increase of $113,000 from the end of fiscal 1997. In July 1997, the Company sold 1,600,000 shares of its Common Stock for $400,000 in cash. Of the proceeds, $173,000 was used in operations, $69,000 was used to pay down the notes incurred for the purchase of the "Silver Star" trade name and $44,000 was spent on slotting fees for the procurement of retail shelf space.

Cash at the end of fiscal 1997 was $2,000, a decrease of $3,000 from the end of fiscal 1996. Cash flows from operations amounted to $187,000. Proceeds from marketable securities amounted to $21,000. These increases were offset primarily by expenditures for slotting fees ($73,000), debt service on the trade name purchase ($111,000), payments for stock margin purchases ($16,000) and repayments of loans from a stockholder ($11,000).

Cash at the end of fiscal 1996, the Company's inaugural year, amounted to $5,000. The Company generated $28,000 from operations and received $12,000 in loans from a stockholder. The Company used $31,000 of the funds for slotting fees and $5,000 for the purchase of marketable securities.

The Company had working capital deficiencies of approximately $7,000, $295,000 and $290,000 as of August 31, 1997 and March 31, 1997 and
1996, respectively. The Company has entered into a letter of intent with an underwriter for the proposed initial Public Offering of its stock. Should the offering be successful, the Company expects net proceeds of approximately $4,800,000.

Management believes that the completion of this equity transaction would give the Company sufficient working capital to fund its operations and expansion plans for the next twelve months, although there can be no assurance that the Company will be successful in either or both of these transactions or that the funds so generated will be sufficient to meet all the Company's working capital requirements.

Results of Operations
Five months ended August 31, 1997 as compared to August 31, 1996

The Company had net sales of $614,000 as compared to $643,000 for the five months ended August 31, 1997 and 1996, respectively, a decrease of $29,000 (5.0%). The decrease is attributed to the Company's inability to participate in all store circulars and promotions for the majority of the period.

Costs of sales increased during the same period to $486,000 from $444,000, an increase of $42,000 (9.5%). The increased costs are reflective of increases in prices charged by suppliers and the Company's reduced selling prices in an effort to maintain its market share while it seeks to raise expansion capital.

Operating expenses for the five months ended August 31, 1997 decreased $74,000 to $195,000 from $269,000 in the comparable period for 1996. The Company was forced to eliminate or reduce non-critical expenditures and temporarily suspend certain consulting and other relationships in order to preserve its working capital for the production and promotion of its products.

Amortization expenses increased $13,000 (128%) to $23,000 for the period as compared to the comparable period in 1996. This increase is attributable to increased expenditures for slotting fees for the procurement of retail shelf space.

The Company had a net loss of $91,000 for the period as compared to $80,000 for the comparable period 1996. The Company believes that the results for the period are not necessarily indicative of the results to be expected for fiscal 1998. The Company believes that the planned opening of its own plant would dramatically increase its volume and profitability, although there can be no assurance of any of these events.


The years ended March 31, 1997 as compared to 1996

The Company had net sales of $1,450,000 for fiscal 1997 as compared to $1,383,000 for fiscal 1996, an increase of nearly $68,000 (4.9%). The increase is directly attributable to the Company's substantial investment in shelf space through the payment of slotting fees.

Costs of sales increased $69,000 (5.0%) to $972,000 in fiscal 1997 as compared to $903,000 for fiscal 1996. The increase in the cost of sales is commensurate with Company's increased volume.

Operating expenses decreased $119,000 (22.7%) to $407,000 for fiscal 1997 as compared to $527,000 for fiscal 1996, as a result of management's decision to curtail or eliminate all non-essential expenses thereby maximizing the benefits to be derived from its available working capital.

Amortization expense increased to $26,000 (127%) to $47,000 for fiscal 1997 as compared to $21,000 for 1996. As described earlier, the Company made significant investments in the procurement of retail shelf space through the payment of slotting fees in fiscal 1997.

The Company had net income of $20,000 in fiscal 1997 as compared to a net loss of ($70,000) in fiscal 1996, an improvement of approximately $90,000. Management believes that the development of its own plant facility will enable it to become more profitable in future periods although there can be no assurance as to either event.




                              BUSINESS

The Company

     After operating for over fifty years, the Silver Star Ravioli and Macaroni Company, Inc. ("Silver Star") was dissolved in 1992. Approximately three years later, on March 28, 1995, Mr. Trotta, who had been an employee at Silver Star, formed Silver Star Ravioli Co., Inc. in New York and bought the "Silver Star" trade name for a purchase price of $205,000 to distribute a select number of food products under that label. After two years in operation, on July 28, 1997, Silver Star Ravioli Co., Inc. changed its name to Silver Star Foods, Inc. (the "Company"). The Company is currently a distributor of a wide range of pre-packaged pasta products. Assuming the successful completion of this offering, the Company intends to undertake efforts to increase sales by establishing manufacturing facilities. No guarantee can be made regarding the success of this offering or whether the Company's sales will increase as a result thereof. The Company has a limited operating history.

Historical Background

     The Company is a successor to a long tradition of family-run pasta operations. In 1930, Vincent Aversa opened a pasta shop in Brooklyn, New York under the name Silver Star Ravioli & Macaroni Co., Inc., ("Silver Star"). During the next twenty years, Silver Star developed an excellent reputation for its hand-made pasta around New York. In the early 1950's, Silver Star expanded by opening a 25,000 square foot factory with one of the first mechanized ravioli machines. With increased production capabilities, Silver Star was able to supply large supermarket chains, like Waldbaums, with its food products. By the 1960's, Silver Star operated seven days a week to meet consumer demand. During this time, Silver Star distributed its food products to a number of grocery chains, including A&P, Key Food, Pathmark and numerous independent stores in the five boroughs of New York and Long Island. In addition to retail outlet stores, Silver Star opened institutional accounts that included airlines and cruise ships. By the early 1970's, Silver Star had annual sales of about $2.5 million.

     Despite the increase in competition, Silver Star's sales continued to rise. By 1982, sales had climbed to $3.5 million. The company also expanded its geographic area and, with a select network of brokers, began to distribute its food products to the tri-state area, in addition to upstate New York, Philadelphia, Baltimore, Florida, Arizona and California. Within four years, sales increased to $9.2 million.

     Despite the success, Silver Star's machinery soon became outdated and the competition grew stronger. Over the next five years, Silver Star experienced production problems and business declined. Soon thereafter, in 1992, Silver Star filed for bankruptcy. In 1995, Michael Trotta formed the Company and acquired the right to use the "Silver Star" trademark. Today, the Company is a distributor of a variety of Italian food products including stuffed pasta such as ravioli, tortellini, cavatelli, gnocci and manicotti, all of which are marketed under the "Silver Star" brand name. The Company's current market share in New York, which is the largest market in the country for the types of products the Company offers, is around 7.5%.

Company Strategy

     The Company expects that the "Silver Star" label, which it believes is known to consumers as a high-quality brand, will attract a considerable percentage of the market share. The Company believes it needs manufacturing facilities to expand its business and increase profits. Thus, the key elements of the Company's growth strategy are to:

     1. lease, with the option to buy, factory space in which to begin manufacturing its food products;

     2. lease and purchase manufacturing equipment;

     3. continue to recruit qualified managerial staff, agents and brokers across the country to sell its food product; and

     4. undertake advertisements and distribution efforts, including buying shelf space in a select number of supermarkets for various products.

Consequently, the Company believes it will be able to target new stores with high volume capacity and achieve between $10 and $20 million in sales annually. No assurance can be made, however, that a market will develop for the Company's products or that the Company will realize a profit from its endeavors.

     As of the date of this Prospectus, the Company has not identified any specific site locations for its additional planned facilities.

Distribution, Sales and Marketing

     The Company distributes and sells its products in a variety of different ways:

     1. Food service or institutional customers constitute major distributors who sell the Company's food product to end users such as hotels, restaurants, schools, major corporations, jails, nursing homes and hospitals. Currently, this constitutes a small portion of the Company's business.

     2. Small distributors that provide the Company's products to small delicatessen's, supermarkets, and restaurants. These distributors operate by checking with their customers weekly to determine the demand they have for the Company's products. The Company has distributors that cover territories in New York's five boroughs, Long Island, New Jersey, Maryland, Arizona and California.

     3. Supermarket industry. This category is handled by either D.S.D (Direct Store Delivery), where the Company's trucks deliver products directly to each supermarket; or central warehouse purchasing where the Company fills each particular order through a Company representative or a sales agent or broker.

     One highly effective way for the Company to advertise its products is through circular advertising, which is advertising placed within a supermarket. This allows supermarket customers to be informed of any specials the Company is offering and offer coupons related to its products.

Industry Overview

     Today, retail pasta products sales in the United States total over $500 million. The appeal of frozen pasta products to American consumers has risen drastically since the 1980's and shows no sign of abating. The Company's pasta products provide consumers with an easy, quick and nutritious meal.

     It should be noted that along with frozen pasta products, there has been an increase in the number of different frozen food products available to the American consumer. Furthermore, in certain sections of the country, such as the Middle West, pasta products like ravioli are not yet familiar to consumers or very popular.

The Company's Products

     The Company specializes in stuffed pasta, a form of pasta that includes stuffing such as ricotta, eggs and cheese, among others. The products that the Company currently distributes are: jumbo round 13 oz. ravioli; mini round 16 oz. ravioli; mini square 16 oz. ravioli; mini square meat 16 oz. ravioli; tortellini, including meat and cheese, 16 oz.; cavatelli, 16 oz.; gnocchi 16 oz.; six count manicotti, 16 oz.; and twelve count stuffed shells, 20 oz.

Ingredients and Principal Suppliers

     The Company seeks to use only the highest quality ingredients available. The Company has a policy of inspecting all raw ingredients before their intended use.

     The ingredients used by the Company are primarily flour, eggs and water. Depending on the type of stuffed pasta the Company is producing, the ingredients may include whole milk ricotta, eggs, Romano cheese, mozzarella, parsley, salt, pepper, meat filling chopped meat, onions and spices. The Company buys flour from Congra and Ricotta from either Pollyo or Sorrento. Other ingredients come from local distributors and manufactures.

Competition

     The frozen food industry is a highly competitive and highly fragmented industry. The Company competes with national, regional, and local pasta shops and specialty stores. Many of these competitors are larger, more established and have greater financial and other resources than the Company. Competition in both the retail and institutional frozen food industry is based on product quality, brand name loyalty and price. Competitors with significant economic resources in the frozen food industry or economic resources in the frozen food industry or existing non-specialty and specialty pasta businesses could, at any time, enter the pasta frozen food industry.
     The category of products sold by Silver Star today generates $500 million in sales. Sales in the New York tri-state area, presently the largest market are as follows:

Company              Market share (%)      Disc %         Items
--------             ----------------     -------       --------
Italian Village           26               100             12
Celantano                 24               100             25
Andrea                     8.5             100              9
Silver Star                7.5              80              3
Severoli                   5               100              6
Mount Rose                 4.5              50              8

Trademark

     The Company purchased the "Silver Star" trademark for consideration of $205,000 in July 1997. There can be no assurance as to the degree of protection its registered trademark may afford the Company.

Government Regulation

     The Company is subject to numerous state regulations relating to the preparation and sale of food. It is also subject to federal and state laws governing the Company's relationship with its employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. The failure to obtain or retain required food licenses or to be in compliance with applicable governmental regulations, or any increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage) or other costs associated with employees, could adversely affect the business, results of operations or financial condition of the Company. Proposals are under consideration at the federal level to introduce a system of mandated health insurance. This and other initiatives could adversely affect the Company's operations as well as the food industry in general.


Employees

     As of            , 1997, the Company had 2 full-time employees.

Legal Proceedings

     The Company is not currently subject to any material legal proceedings.

Properties

     The Company has its principal executive offices in Brooklyn, New
York.

The Company's Existing Agreements

     The Company has entered into two production agreements, with Mount Rose Ravioli and Macaroni Co. and Savignano Foods Corporation.

     Mount Rose Ravioli and Macaroni Co. On June 13, 1995, the Company executed an agreement with Mount Rose Ravioli and Macaroni Co. ("Mount Rose") which provides that Mount Rose will package private label
"Silver Star" products at the following prices:

     Square Meat and Cheese Ravioli -- bag     16/24 oz.     $16.50
     Square Meat and Cheese Ravioli -- box     18/50 oz.     $18.85
     Round Cheese Ravioli                      16/24 oz.     $14.20
     Cavatelli                                 16/24 oz.     $ 9.72
     Cheese and Meat Tortellini                16/24 oz.     $12.82
     Gnocchi                                   16    oz.
     Six Count Manicotti
     Twelve Count Stuffed Shells

The agreement provides that the product is to be paid for by either cashiers or certified check at the time the order is placed. A cash discount of two percent is available. The above prices, in accordance with the agreement, are to be reviewed every six months with respect to raw material and packaging costs. An increase or decrease in such costs will be passed on to the Company. The agreement further provides that in the event that the agreement is terminated the Company gives Mount Rose permission to use such packaging in any way it chooses.

     Savignano Food Corporation. Savignano Food Corporation, which trades as "Andrea's," has agreed to manufacture the following products for the Company:

   13 oz. Large Round Cheese Ravioli -- 12/bag  24 Units   $13.85/case
   16 oz. Cavatelli -- 1 lb./bag                24 Units   $ 9.95/case

     Signed on June 12, 1995, the agreement provides that these prices are contingent with the Company having monthly sales of 7,000 cases of Ravioli and 3,000 cases of Cavatelli. In accordance with the agreement, if the Company fails to purchase from Andrea's the above-mentioned volume over a 52-week period, Andrea's has the right to raise prices relative to the Company's lack of demand. As per the agreement, the Company cannot order less than 250 cases of each of the above products.

     The agreement also provides that Andrea's is responsible for all bags, labels and corrugated boxes needed to manufacture and package the product at Andrea's sole expense. However, Andrea's is not responsible for art work, plates, or dyes of any kind needed for product packaging. The agreement further provides that either party may terminate the agreement upon 120 days notice. The Company agreed that Andrea's was to be the exclusive producer for the above products. The agreement's prices are to be reviewed every three months.



                               MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information with respect to the directors and executive officers of the company:

Name                                Age             Position
                                    ---             --------

Michael Trotta                      33
President/CEO/Secretary/Director
Louis Trotta                        37          Vice President

     The business experience of each of the directors and officers of the Company is as follows:

Michael Trotta began working for Silver Star in 1987 and was exposed to every facet of the pasta frozen food business. Initially, Mr. Trotta was employed in the Shipping and Receiving department. Shortly thereafter, Mr. Trotta was named Plant Manager where he supervised over 30 employees and was responsible for all the plant's daily operations. In 1990, Mr. Trotta became Silver Star's President, managing all of the Company's financial and production activities. Mr. Trotta, a high school graduate, attended Pace University for two years.

Louis Trotta has been employed by Silver Star and the Company for nearly fifteen years. In 1979, Mr. Trotta was hired in the Silver Star's Shipping and Receiving department and soon became the Plant Manager. In 1985, Mr. Trotta left Silver Star for less than two (2) years to pursue other business interests. In 1986, Mr. Trotta returned to Silver Star, in the Quality Control Unit, overlooking the Company's products to ensure they met the Company's standards. In 1991, Mr. Trotta administered the Silver Star's Food Service Sales Unit. Mr. Trotta, who is a high school graduate, is Mr. Michael Trotta's brother.

Advisory Board

     The Company expects to name several individuals to serve on its advisory board to advice and assist the Company. Members of the advisory board will be indemnified from liability by the Company. The experience of each of the Advisory Board's members are as follows:

Vincente Trotta will serve as a consultant to the Company. He has been involved in the food business since 1949 when he became the Company's production manager. Mr. Trotta has also served as Silver Star's Plant Manager and President. He retired from Silver Star in 1979. Mr. Trotta, who is a high school graduate, is the father of Mr. Louis and Michael Trotta.

Barry Sherman will serve as a consultant to the Company. Mr. Sherman has been involved in the retail sales and brokerage business for his entire career. For 32 years, Mr. Sherman was employed by Waldbaums, where he served as Vice President of Merchandising for 15 years. Mr. Sherman is currently Vice President of Red Apple Supermarkets.


Executive Compensation

     The following table sets forth the annual and long-term compensation for services in all capabilities to the Company.
Name and

Principal Position    Year  Salary
------------------    ----  ------
President and CEO     1997  $35,000, plus $2,000 monthly for expenses.

     The Company has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees but the Board of Directors may recommend one or more such programs for adoption in the future.

Director Compensation

     Directors of the Company who are not salaried officers will receive no fee for attending each Board meeting or meeting of a committee of the Board. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Employment Agreements

     The Company has not executed any employment agreements.

Option Plan

     The Company has not executed any option plans.

Certain Relationships and Related Transactions

     In June 1997, two separate investors, Daniel Kodsi and K&V
Investments, each invested $200,000 in the Company, totalling
$400,000. In consideration of their investment, each received a 16.67% percent share of the Company. As a result, 33 1/3% percent of the Company is owned by the aforementioned individuals and entities.

Limitations on Personal Liability of Directors and Officers

     The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorney's fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

     The Company's Certificate of Incorporation and By-Laws provided that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                           PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of common stock, as of the date of this Prospectus, by (i) each person who is known by the Company to beneficially own more than 5% of the common stock, (ii) each director of the Company, (iii) each of the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.



                              Beneficial Ownership
                             ---------------------
Beneficial Owner             Shares         Percent
----------------             ------         -------
Daniel Kodsi                 800,000         16.67%
K&V Investments              800,000         16.67%
Michael Trotta             3,200,000         66.67%




                       CERTAIN TRANSACTIONS

Transactions with Executive Officers

                       PLAN OF DISTRIBUTION

     The Company will receive gross proceeds from the issuance of shares of Common Stock of $5.25 per share. If the Warrants are exercised in full, the Company will receive $500,000 of gross proceeds therefrom.

          The Company will bear all of the expenses of registration of the Shares under the Federal and State securities laws, including filing fees. Such expenses payable by the Company are currently estimated to be $100,000.00.


                     DESCRIPTION OF SECURITIES

The Company's authorized capital consists of 15,000,000 shares of Common Stock, par value $.0001 per share and 2,000,000 A Warrants.

Common Stock

     As of             , 1997, the Company had outstanding 4,800,000
shares of common stock. Each share of common stock is entitled to one vote at all meetings of shareholders. Shareholders are not permitted to cumulate votes in the election of directors. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional common stock. In the event of liquidation, dissolution or winding up of the Company, holders of the common stock will be entitled to receive on a pro rata basis all assets of the Company. The outstanding shares of common stock are duly and validly issued, fully paid and nonassessable.


Warrants

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

     Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase, at any time commencing after the Effective Date of this Prospectus through the fifth anniversary of the Effective Date of this Prospectus, one share of Common Stock at a price of $6.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The Warrants expire on the fifth anniversary of the Effective Date unless extended at the sole option of the Board of Directors of the Company. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until the date of expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     Commencing on a date which shall be twelve months from the Effective Date, the Warrants are subject to redemption at $0.01 per Warrant upon written notice of not less than thirty (30) days; provided, that in order for the Company to call the Warrants for early redemption, the average of the closing bid price of the Company's Common Stock, as then listed on Nasdaq or another national securities exchange, over the 10 consecutive days ending within 10 days of the notice of redemption, must equal or exceed $7.00. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date of redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock (or other securities convertible into or exercisable for Common Stock) at a price per share or share equivalent below the then-applicable exercise price of the Warrants or the then-current market price of the Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation, or sale of all or substantially all of the assets of the Company, in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of that number of shares of Common Stock that would have been issued upon exercise of the Warrant immediately prior to such event. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $1.00 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or upon exercise of the Warrants, the Underwriter's Warrants or any other warrants outstanding as of the date of this Prospectus.


     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time after the Effective Date and prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. If the Company is unable to qualify for sale in particular states the Common Stock underlying the Warrants, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire. See "Description of Securities -- Transfer and Warrant Agent."

     Warrant holder Not a Shareholder. The Warrants do not confer upon holders any voting or any other rights as stockholders of the Company.

                  SHARES ELIGIBLE FOR FUTURE SALE

All Shares of common stock being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. The outstanding Shares of common stock include 4,800,000 Shares of common stock outstanding deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such Shares were purchased or acquired by such stockholders of the Company in transactions not involving a public offering, and, as such, may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act. Substantially all of such restricted Shares of common stock are eligible for sale under Rule 144, subject to the volume limitations prescribed by the Rule.

In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of the Company, may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of one percent of the then outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of the Company (and who has not been an affiliate of the Company for 90 days prior to the sale) and who has beneficially owned shares acquired from the Company or an affiliate of the Company for over two years may resell the shares of Common Stock without compliance with the foregoing requirements under Rule 144.

No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices and could impair the Company's ability to raise capital through the sale of its equity securities. Transfer and Warrant Agent

Transfer and Warrant Agent

The Company has retained                      , as Transfer Agent for
its Common Stock.


                             UNDERWRITING

     The Underwriter has agreed, subject to the terms of the Underwriting agreement, to purchase from the Company 1,000,000 shares of Common Stock and 2,000,000 A Warrants. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent. The Underwriter is committed to purchase all of the securities offered hereby if any are purchased.

     The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Common Stock and Warrants to the public at the public offering price per share of Common Stock and per Warrant set forth on the cover of this Prospectus and to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD").

     The Underwriter Agreement provides further that the Underwriter will receive a non-accountable expense allowance of 3% of the aggregate public offering price of the Common Stock and Warrants sold hereunder, including any Common Stock and Warrants sold pursuant to the Over-allotment Option (which allowance amounts to $172,500, or $192,019 if the Over-allotment Option is exercised in full). The Company has also agreed to pay all expenses in connection with qualifying the Common Stock and Warrants offered hereby for sale under the laws of such states the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

     The Company has also granted the Over-allotment Option to the Underwriter, exercisable during the 45-day period commencing on the Effective Date, to purchase up to a maximum of 150,000 Shares of Common Stock and 300,000 "A" Warrants at the public offering price less the underwriting discounts, commissions and expense allowance. The Underwriter may exercise this option only to cover over-allotments in the sale of the Common Stock and Warrants, if any. The 150,000 shares of Common Stock included in such Over-allotment Option will be purchased by the Underwriter for the account of the Company.

     The Company has agreed to sell to the Underwriter, for nominal consideration, the Underwriter's Warrants to purchase an amount equal to 10% of the number of Shares of Common Stock and 10% of the A Warrants sold to the public. The Underwriter's Warrants shall be exercisable for a period of five (5) years commencing at an exercise price equal to 120% of the offering price of the Shares of Common Stock and A Warrants sold to the public in the offering.
The Underwriter's Warrants are not transferable prior to
              , except to officers of the Underwriter, members of the selling group and their officers, directors and partners.

     The Company has also granted certain registration rights to holders of the Underwriter's Warrants. These registration rights generally provide that in the event the Company files a post-effective amendment to the Registration Statement of which this Prospectus forms a part, or any new registration statement covering any securities of the Company, the Company will include in such registration statement such information as may be required to permit a public offering of the Underwriter's Warrant, the Warrant's issuable upon exercise of the Underwriter's Warrant, and the Common Stock issuable upon the exercise of the Underwriter's Warrant and upon exercise of the Warrants underlying the Underwriter's Warrant and upon exercise of the Warrants underlying the Underwriter's Warrant (the "Registrable Securities"). If the offering of the Company securities is underwritten, the number of Registrable Securities to be included in the offering is subject to limitation by the managing underwriter of the offering; provided, however, in the event of such limitation, the Company shall file a new registration statement covering the excluded Registrable Securities, at the Company's expense, within six months after completion of the underwritten offering. In addition, the Company is required to file a post-effective amendment to the Registration Statement of which this Prospectus forms a part or a new registration statement registering the Registrable Securities upon the request of the holder(s) of at least 50% of the Underwriter's Warrant and/or the Common Stock underlying the Underwriter's Warrants and the Warrants issuable upon exercise of the Underwriter's Warrant.

     For the life of the Underwriter's Warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

     The Company has agreed to retain the Underwriter as a financial consultant to the Company for a period of three (3) years after the Offering for an aggregate fee of $108,000 ($36,000 per year) payable in full upon consummation of the Offering.

     In addition, the Company has agreed to compensate the Underwriter upon consummation of certain material transactions initiated by the Underwriter during the three-year period commencing on the Effective Date. These transactions include (i) any transaction originated by the Underwriter, other than in the ordinary course of business, whereby, directly or indirectly, control of, or a material interest in, the Company or any of its businesses or assets is transferred for consideration (stock, cash of other property), (ii) any transaction originated by the Underwriter whereby the Company acquires any other company or the assets of or interest in any other company, or (iii) any joint venture or line of credit arranged by the Underwriter for the benefit of the Company. In the event of the foregoing, the Underwriter will be paid 5% of the first $4,000,000; 4% of the next $1,000,000; 3% of the next $1,000,000; and 2% of the excess over $6,000,000 of the consideration received by the Company in any of the above-described transactions. In addition, in the event the Underwriter originates a line of credit with a lender or a corporate partner, or the Underwriter introduces the Company to a joint venture partner or customer and sales develop as a result of the introduction, the Company and the Underwriter will mutually agree on a satisfactory fee and the terms of payment of such fee.

     In addition, subject to the rules of the NASD, the Company has agreed to engage the Underwriter as warrant solicitation agent, in connection with which it would be entitled to a 5% fee upon exercise of the Warrants. In accordance with the NASD Notice to Members 81-38, no fee shall be paid: (i) upon the exercise where the market price of the underlying Common Stock is lower than the exercise price; (ii) for the exercise of the Warrants is held in any discretionary account;
(iii) upon the exercise of Warrants where the disclosure of compensation arrangements has not been made and where documents have not been provided to customers not as part of the original Offering and at the time of exercise; or (iv) upon the exercise of Warrants in a unsolicited transactions. Notwithstanding the foregoing, no fees will be paid to the Underwriter or any other NASD member upon exercise of the Warrants within the first twelve months after the Effective Date. Unless granted an exemption by the Commission from Rule 10b-6 under the Securities Exchange Act of 1934, the Underwriter will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of the termination of such termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such warrants.

     The Company has agreed, for a period of two years from the Effective Date, not to issue any shares of Common Stock or Preferred Stock or any warrants, options or other rights to purchase Common Stock or Preferred Stock without the prior written consent of the Underwriter. Notwithstanding the foregoing, the Company may, without the consent of the Underwriter, issue shares of Common Stock upon exercise of any warrants or options outstanding on the date hereof or to be outstanding upon completion of the Offering pursuant to the terms hereof.


     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against liabilities in connection with the Offering, including liabilities under the Securities Act.

     The Company has agreed, if requested by the Underwriter at any time within two years after consummation of the Offering, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. Such designee may be a director, officer, partner, employee or affiliate of the Underwriter. As of the Effective Date, the Underwriter has not determined whether to exercise such right to designate a director, not has it identified such individual, and the Underwriter has advised the Company that it does not intend to designate a director immediately following consummation of the Offering.

     The foregoing is a brief summary of certain provisions of the Underwriting Agreement and related agreements and does not purport to be a complete statement of terms and conditions. Copies of the Underwriting Agreement and the other documents described above are on file with the Commission as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


Determination of Offering Price

     Prior to this Offering, there has been no public market for the Common Stock and Warrants. Accordingly, the offering or exercise price of such securities being offered hereby was determined, in large part, by negotiation between the Company and the Underwriter. Factors considered in determining such prices, in additions to prevailing market conditions, included the history of and the prospects for the industries in which the Company competes, the prospects of the Company, an assessment of the earnings, net worth and financial conditions of the Company, and such other factors as were deemed relevant, including an evaluation of management and the general economic climate The prices should in no event, however, be regarded as an indication of any future market price of the Common Stock or Warrants.

                             LEGAL MATTERS

The validity of the Securities offered hereby will be passed upon for the Company by Richard I. Anslow, Esq., Freehold Office Plaza, 4255 Route 9, Suite D, Freehold, New Jersey 07728. Certain legal matters will be passed upon for the Underwriter by Leon B. Lipkin, Esq., Two Grand Central Tower, 140 East 45th Street, New York, New York 10017. Mr. Lipkin has previously acted as counsel to the Company. Mr. Anslow has previously acted as counsel to the Underwriter.

                                EXPERTS

The audited balance sheets of the Company as at March 31, 1997 and March 31, 1996 and the related Statements of Operations, Stockholders' Equity and Cash Flows have been included herein and in the Registration Statement in reliance upon the report, appearing elsewhere herein, of Weinick Sanders Leventhal & Co., LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                       ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form SB-2 under the Securities Act, with the Securities and Exchange Commission (the "Commission"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in or annexed as exhibits to the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the and this Offering, reference is made to the Registration Statement, including the financial statements, exhibits and schedules, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street, N.W. Washington D.C. 20549, or at its New York regional office at 7 World Trade Center, Suite 1300, New York, New York 10048. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement, contract or document.

     Prior to this Offering, the Company has not been a reporting company under the Securities Exchange Act of 1934, as amended. Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549 and at the regional offices referred to above, and copies of such material can be obtained from the public reference section of the Commission, Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.


PART II

ITEM  24.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

The New York Business Corporation Law, in general, allows corporations to indemnify their directors and officers against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by such person in connection with suits or proceedings, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. In the case of a criminal action, the director or officer must have had no reasonable cause to believe that person's conduct was unlawful. Under current law, no indemnification may be made if in connection with a proceeding or in the right of the corporation in which the director or officer was adjudged to be liable to the corporation or that person derived an improper personal benefit.

The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by New York Law. The Company will enter into an indemnification agreement with each of its directors and officers.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be borne by the Company (also referred to herein as the Registrant) in connection with the issuance and distribution of the Units pursuant to the Offering (other than underwriting discounts and commissions).

SEC registration fee
NASD filing fee
Nasdaq SmallCap Market fee
Legal fees and expenses
Accounting fees
Blue Sky fees and expenses
Printing and engraving expenses
Miscellaneous

  Total fees and expenses

* To be completed by amendment.

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

The following paragraphs set forth certain information with respect to all securities sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

The following securities were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

                                     Title and Number of
Name of Purchaser  Date of Issuance  of Securities Sold  Consideration
-----------------  ----------------  ------------------  -------------
K & V Investments  July 23, 1997     Common Stock        $200,000
                                     800,000 Shares

Daniel Kodsi       July 23, 1997     Common Stock        $200,000
                                     800,000 Shares


ITEM 27    EXHIBITS

     (a)     Exhibits

       1.1   Form of Underwriting Agreement
       3.1 Articles of Incorporation and Amended Articles of Incorporation of Registrant
       3.2   Bylaws of Registrant
       4.1   Specimen Common Stock Certificate of Registrant
      10.7   Form of Redeemable Common Stock Purchase Warrant
      10.8   Underwriters Warrant (1)
      23.1   Consent of Weinick Sanders Leventhal Co., L.L.P.








ITEM 28.   UNDERTAKINGS

     1. The Registrant will, during any period in which it offers or sells securities, file a post-effective amendment to this registration statement to:

          (i)      Include any prospectus required by Section 10(a)
(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement.

          (iii) Include any additional or changed material information on the plan of distribution.

     2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. The Registrant will provide to the Underwriter at the closing certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.


                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on the day of December, 1997.

                    Silver Star Foods, Inc.

                    By: /s/
                           -------------------------
                           Michael Trotta, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature                    Title                    Date


                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Richard I. Anslow, Esq. and Leon B. Lipkin, Esq. as such person's true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for such person in name, place and stead, to sign in any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, in any and all capacities, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature                   Title              Date
---------                   -----              ----
/s/ Michael Trotta          President          November   , 1997



                                SILVER STAR FOODS, INC.
                       (Formerly Silver Star Ravioli Co., Inc.)

                                FINANCIAL STATEMENTS

                                  AUGUST 31, 1997


                             SILVER STAR FOODS, INC.

                                AUGUST 31, 1997



                                  I N D E X



                                                                           Page No.



INDEPENDENT ACCOUNTANTS' REPORT                                              F-2



FINANCIAL STATEMENTS:


     Balance Sheets as at August 31, 1997 and 1996 (Unaudited)
          and March 31, 1997 and 1996                                        F-3


     Statements of Operations
          For the Five Months Ended August 31, 1997 and 1996 (Unaudited)
          and For the Years Ended March 31, 1997 and 1996                    F-4


     Statements of Stockholders' Equity
          For the Five Months Ended August 31, 1997 (Unaudited)
          and For the Years Ended March 31, 1997 and 1996                    F-5


     Statements of Cash Flows
          For the Five Months Ended August 31, 1997 and 1996 (Unaudited)
          and For the Years Ended March 31, 1997 and 1996                   F-6 - F-7



NOTES TO FINANCIAL STATEMENTS                                              F-8 - F-11









                        INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors
Silver Star Foods, Inc.


We have audited the accompanying balance sheets of Silver Star Foods, Inc. (formerly Silver Star Ravioli Co., Inc.) as at March 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Star Foods, Inc. (formerly Silver Star Ravioli Co., Inc.), as at March 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has a working capital deficiency of $295,311 and a stockholder's equity deficiency of $50,098 at March 31, 1997. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





New York, N. Y.
July 2, 1997
(Except for Notes 1 and 2 as to which
the dates are July 23, 1997 and July
28, 1997, respectively)


                                       SILVER STAR FOODS, INC.

                                         BALANCE SHEETS


                                                         August 31,                March 31,
                                                  ----------------------    ----------------------
                                                      1997         1996        1997         1996
                                                  --------     --------     --------     ---------
                                                (Unaudited)  (Unaudited)
Current assets:
     Cash                                         $115,495     $ 47,804     $  2,312     $  4,751
     Marketable securities                            -            -            -          19,831
     Accounts receivable                            39,575       22,814       10,043       40,104
     Other current assets                           10,000         -             566        2,716
                                                  --------     --------     --------    ---------
               Total current assets                165,070       70,618       12,921       67,402
                                                  --------     --------     --------    ---------
Other assets:
     Tradename, less accumulated amortization
          of $33,029, $19,362, $27,334 and
          $13,667, respectively                    171,971      185,638      177,666      191,333
     Slotting fees, less accumulated
          amortization of $58,319, $11,634,
          $40,912 and $7,190, respectively          88,885       27,570       62,292       23,514
     Deposits                                        5,255        5,255        5,255        5,255
                                                  --------     --------     --------    ---------
               Total other assets                  266,111      218,463      245,213      220,102

                                                  $431,181     $289,081     $258,134     $287,504
                                                  ========     ========     ========     ========


                              LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)

Current liabilities:
     Accounts payable                             $137,276     $227,572     $206,978     $124,250
     Due to broker                                    -            -            -          15,579
     Accrued expenses                                9,684        1,329        6,500          704
     Stockholder's loan                               -           5,175          912       11,626
     Note payable - tradename                       25,092      205,000       93,842      205,000
                                                  --------     --------     --------    ---------
               Total current liabilities           172,052      439,076      308,232      357,159
                                                  --------     --------     --------    ---------

Commitments and contingencies                         -             -            -           -

Stockholder's equity (deficiency):
     Common stock - $.0001 par value
          Authorized - 15,000,000 shares
          Issued and outstanding - 4,800,000,
            3,200,000 3,200,000 and 3,200,000
            shares, respectively                      480           320          320          320
     Paid-in capital                              399,840          -            -            -
     Deficit                                    ( 141,191)    ( 150,315)   (  50,418)   (  69,975)
                                                 --------      --------     --------    ---------
               Total stockholder's equity
                (deficiency)                      259,129     ( 149,995)   (  50,098)   (  69,655)
                                                 --------      --------     --------    ---------

                                                 $431,181      $289,081     $258,134     $287,504
                                                 ========      ========     ========     ========

                                   See notes to financial statements.






                                       SILVER STAR FOODS, INC.

                                      STATEMENTS OF OPERATIONS


                                                For the Five
                                                Months Ended              For the Years Ended
                                                 August 31,                    March 31,
                                       ----------------------------  --------------------------
                                            1997            1996         1997           1996
                                       -----------    -------------   ---------    ------------
                                        (Unaudited)    (Unaudited)

Net sales                               $  613,928      $   643,112  $1,450,438      $1,382,518
                                       -----------    -------------   ---------    ------------

Costs and expenses:
     Cost of sales                         486,088          444,287     972,248         903,416
     Operating expenses                    194,886          269,148     407,381         526,769
     Amortization                           23,102           10,139      47,389          20,857
                                       -----------    -------------   ---------    ------------
Total costs and expenses                   704,076          723,574   1,427,018       1,451,042
                                       -----------    -------------   ---------    ------------

Income (loss) from operations          (    90,148)    (     80,462)     23,420     (    68,524)
                                       -----------    -------------   ---------    ------------

Other income (expense):
     Gain (loss) on investment
       in securities                          -                 798         798     (       713)
     Sundry expenses                          -        (         51)     (   51)    (        34)
                                       -----------    -------------   ---------    ------------
Total other income (expense)                  -                 747         747     (       747)
                                       -----------    -------------   ---------    ------------

Income (loss) before provision
     for income taxes                  (    90,148)     (    79,715)     24,167     (    69,271)

Provision for income taxes                     625              625       4,610             704
                                       -----------    -------------   ---------    ------------

Net income (loss)                      ($   90,773)     (    80,340) $   19,557     ($   69,975)
                                       ===========    =============  ==========    ============


Net earnings (loss) per share                ($.03)           ($.03)       $.01           ($.02)
                                       ===========    =============  ==========    ============
Weighted average number
     of shares outstanding               3,607,843        3,200,000   3,200,000       3,200,000
                                       ===========    =============  ==========    ============


                                  See notes to financial statements.



                                      SILVER STAR FOODS, INC.

                           STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                         FOR THE FIVE MONTHS ENDED AUGUST 31, 1997 (UNAUDITED)
                          AND THE YEARS ENDED MARCH 31, 1997 AND 1996






                                                                                       Total
                                                                        Retained   Stockholders'
                                      Common Stock         Paid-In      Earnings      Equity
                                    Shares      Value      Capital     (Deficit)   (Deficiency)
                                 ----------  ---------  -----------  ------------ -------------
Issuance of common stock at
     par value retroactively
     presented post-split         3,200,000     $ 320     $   -        $   -         $   320

Net loss for the year
     ended March 31, 1996              -          -           -       (  69,975)    ( 69,975)
                                -----------  --------  ----------  ------------   ----------

Balance at March 31, 1996         3,200,000       320         -       (  69,975)    ( 69,655)

Net income for the year
     ended March 31, 1997              -          -           -          19,557       19,557
                                -----------  --------  ----------  ------------   ----------

Balance at March 31, 1997         3,200,000       320         -       (  50,418)    ( 50,098)

Issuance of common stock
 for cash                         1,600,000       160     399,840          -         400,000

Net loss for the five
     months ended August 31,
     1997                              -          -           -       (  90,773)   (  90,773)
                                -----------  --------  ----------  ------------   ----------
Balance at August 31, 1997
     (Unaudited)                  4,800,000     $ 480    $399,840     ($141,191)    $259,129
                                ===========  ========  ==========  ============   ==========


                                      See notes to financial statements.






                                             SILVER STAR FOODS, INC.

                                            STATEMENTS OF CASH FLOWS


                                                              For The Five
                                                              Months Ended             For the Years Ended
                                                                August 31,                  March 31,
                                                       --------------------------  -------------------------
                                                          1997            1996          1997          1996
                                                       (Unaudited)     (Unaudited)
Cash flows from operating activities:
     Net income (loss)                                  ($ 90,773)     ($ 80,340)     $ 19,557     ($ 69,975)
                                                       ----------    -----------   -----------  ------------
     Adjustments to reconcile net income
               (loss) to net cash provided by
               (used in) operating activities:
          Amortization                                     23,102         10,139        47,389        20,857
          (Gain) loss on sale of securities                  -         (     798)    (     798)          177
          Unrealized loss on tradeable securities            -              -             -              536
          Increase (decrease) in cash flows as
                    a result of changes in asset and
                    liability account balances:
               Accounts receivable                      (  29,532)        17,290        30,061     (  40,104)
               Other current assets                     (   9,434)         2,716         2,150     (   2,716)
               Deposits                                      -              -             -        (   5,255)
               Accounts payable                         (  69,702)       103,322        82,728       124,250
               Accrued expenses                             3,184            625         5,796           704
                                                       ----------    -----------   -----------  ------------
     Total adjustments                                  (  82,382)       133,294       167,326        98,449
                                                       ----------    -----------   -----------  ------------

Net cash provided by (used in)
     operating activities                               ( 173,155)        52,954       186,883        28,474
                                                       ----------    -----------   -----------  ------------

Cash flows from investing activities:
     Marketable securities                                   -            20,629        20,629     (   4,965)
     Slotting fees                                      (  44,000)     (   8,500)    (  72,500)    (  30,704)
                                                       ----------    -----------   -----------  ------------
Net cash provided by (used in) investing
 activities                                             (  44,000)        12,129     (  51,871)    (  35,669)
                                                       ----------    -----------   -----------  ------------
Cash flows from financing activities:
     Payments to brokers for margin purchases                -         (  15,579)    (  15,579)         -
     Payments on notes payable - tradename              (  68,750)          -        ( 111,158)         -
     Stockholder's loan                                 (     912)     (  6,451 )    (  10,714)       11,626
     Proceeds from sale of common stock                   400,000          -              -              320
                                                       ----------    -----------   -----------  ------------
Net cash provided by (used in)
     financing activities                                 330,338      (  22,030)    ( 137,451)       11,946
                                                       ----------    -----------   -----------  ------------

Net increase (decrease) in cash
     and cash equivalents                                 113,183         43,053     (   2,439)        4,751

Cash and cash equivalents
     at beginning of period                                 2,312          4,751         4,751          -
                                                       ----------    -----------   -----------  ------------

Cash and cash equivalents
     at end of period                                    $115,495       $ 47,804      $  2,312      $  4,751
                                                       ==========    ===========   ===========  ============


                                         See notes to financial statements.






                                           SILVER STAR FOODS, INC.

                                           STATEMENTS OF CASH FLOWS



                                                       For The Five
                                                       Months Ended           For the Years Ended
                                                        August 31,                 March 31,
                                                  ----------------------- ------------------------
                                                    1997          1996          1997        1996
                                                  ---------- ------------ ----------- ------------
                                                 (Unaudited)  (Unaudited)

Supplemental Disclosures of
          Cash Flow Information:

     Cash paid during the period:

          Income taxes                             $   -        $   -        $    814     $   -
                                                  ==========  ==========  ===========  ===========

          Interest                                 $   -        $     51     $     51     $     44
                                                  ==========  ==========  ===========  ===========


Supplemental Schedule of Non-Cash
          Investing and Financing Transactions:

     Acquisition of tradename resulting
               in the following:

          Investment in tradename                  $   -        $   -        $   -        $205,000
                                                  ==========  ==========  ===========  ===========

          Financing with note payable              $   -        $   -        $   -        $205,000
                                                  ==========  ==========  ===========  ===========



                                    See notes to financial statements.




                         SILVER STAR FOODS, INC.

                    NOTES TO FINANCIAL STATEMENTS

               AUGUST 31, 1997 AND MARCH 31, 1997 AND 1996
                (The Information As At And For The Five
           Months Ended August 31, 1997 AND 1996 Is Unaudited)



NOTE 1 -     GOING CONCERN.

               The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $295,311 and a stockholder's equity deficiency of $50,098 as at March 31, 1997.

               On July 23, 1997, the Board of Directors resolved to sell 1,600,000 shares of the Company's common stock to two investors for a total of $400,000 in cash. The Company has also negotiated a letter of intent with an underwriter for an initial public offering of its common stock.

               Based on these events, management believes that the Company has the ability to continue operations during the subsequent fiscal year. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset values or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


NOTE 2 -     DESCRIPTION OF BUSINESS.

               Silver Star Foods, Inc. ("the Company") was incorporated in the State of New York on March 28, 1995 under the name of Silver Star Ravioli Co., Inc. On July 21, 1997, the Company filed a Certificate of Amendment of Incorporation authorizing the Company to issue an aggregate of up to 15,000,000 shares, $.0001 par value.

               On July 23, 1997, the Board of Directors resolved to approve a 75,000 to 1 stock split for all outstanding shares of common stock prior to that date. The common stock presented in the accompanying financial statements have been retroactively adjusted to reflect this split.

               On July 28, 1997, the Board of Directors resolved to change the name of the Company to Silver Star Foods, Inc. and filed a Certificate of Amendment of the Certificate of Incorporation to that effect.

               The Company is presently a distributor of frozen pasta food products which it markets under the "Silver Star" name. The Company acquires its prepared pre-packaged products from two local manufacturers.


NOTE 3 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     (a)     Uses of Estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


     (b)     Cash:

               The Company places its temporary cash investments with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit.


     (c)     Marketable Securities:

               Marketable securities held for short-term investment purposes are trading securities and are presented at their fair values.


     (d)     Intangible Assets:

               Intangible assets, consisting of a tradename and certain slotting fees, are periodically reviewed by management to evaluate their future economic benefits or potential impairments which may affect their recorded values to the Company. The tradename and slotting fees are being amortized on straight-line basis over 15 and 3 years, respectively.


     (e)     Income Taxes:

               The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes" at its inception. Under SFAS 109, the deferred tax provision is determined under the liability method. Under this method, deferred tax assets and liabilities are recognized based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities using presently enacted tax rates.


     (f)     Earnings Per Share:

               The income (loss) per share for the five months ended August 31, 1997 and 1996 and the years ended March 31, 1997 and 1996 has been calculated based on the weighted average number of common shares outstanding, giving effect retroactively for the 75,000 to 1 stock split on July 23, 1997 to the beginning of all periods presented. As of August 31, 1997, the Company had no common stock equivalents issued or outstanding.






NOTE 3 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

     (f)     Unaudited Financial Statements:

               The financial statements as at and for the five months ended August 31, 1997 and 1996 and the information in notes to the financial statements pertaining thereto are unaudited, but include all adjustments, consisting only of normal recurring adjustments, and disclosures which management of the Company considers necessary for a fair presentation of its financial position as at August 31, 1997 and 1996 and the results of its operations, statement of stockholders' equity and cash flows for the five months then ended.

               The results of operations for the five month periods ending August 31, 1997 and 1996 are not necessarily indicative of the results that may be expected for the full year.



NOTE 4 -     ACCOUNTS RECEIVABLE.

               Accounts receivable consist of trade receivables arising in the ordinary course of business and are presented net of estimated discounts and allowances of $3,500, $12,701, $21,651 and $12,701 as at August 31, 1997 and 1996 and March 31, 1997 and 1996, respectively. Management continually reviews its trade receivable credit risk and has adequately allowed for potential losses.



NOTE 5 -     TRADENAME.

               The Company acquired the rights to the "Silver Star" tradename from a related party of the principle stockholder pursuant to an agreement which was formalized in July 1997 at a cost of $205,000. The Company has been using the tradename since it's inception.






NOTE 6 -     INCOME TAXES.

               At March 31, 1996, the Company had a net operating loss carryforward amounting to approximately $70,000 available to reduce future taxable income which expires in the year 2011. The Company utilized approximately $24,000 of this loss carryforward to eliminate federal income tax obligations for the year ended March 31, 1997. Accordingly, the Company has a net operating loss carryforward available for income tax purposes of approximately $46,000 at March 31, 1997, which upon recognition may result in future tax benefits of approximately $16,000.
At March 31, 1997, after giving effect for utilization of approximately $8,000 of this tax asset, management is unable to determine if the utilization of the future tax benefit is more likely than not and accordingly, the remaining asset of approximately $16,000 has been fully reserved.

               A reconciliation of the statutory income tax effective rate is as follows:

                                      For the Five          For the
                                      Months Ended         Years Ended
                                       August 31,           March 31,
                                   ----------------- ------------------
                                     1997      1996      1997      1996
                                   -------- -------- --------- --------
                                      (Unaudited)

     Federal statutory rate         (34.0%)   (34.0%)    15.0%   (25.0%)
     State and local taxes            1.0       1.0      19.1      1.0
     Creating (utilization) of net
       operating loss carryforward   34.0      34.0     (15.0)    25.0
                                    -----     -----    ------  -------

     Effective tax rate               1.0%      1.0%     19.1%     1.0%
                                    =====     =====    ======  =======









49